Exhibit 10.4
FIRST AMENDMENT TO PARTICIPATION AGREEMENT

[DANSVILLE PROSPECT]

THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made effective as of September 19, 2011 (the “Effective Date”), by and between RANGE MICHIGAN LLC, a Wyoming limited liability company with a mailing address of P.O. Box 726, 504 Fremont, Thermopolis, WY 82443-2913 (“Range”), and AMERICAN ENERGY DEVELOPMENT CORP. (F/K/A LJM ENERGY CORP.), a Nevada corporation with a mailing address of 9190 Double Diamond Parkway, Reno NV 89521, (“AED”).

RECITALS:

WHEREAS, Range and AED entered into that certain Participation Agreement dated effective as of June 14, 2011 (the “Participation Agreement”),regarding the development of certain wells within the Participation Area (as defined therein); and

WHEREAS, Range and AED now desire to amend the Participation Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Participation Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. References to LJM.  All references to LJM in the Participation Agreement shall be deleted and replaced with AED.

2. Amendments to Specific Sections of the Participation Agreement.

a.	The definition of Required Wells in Section 1.2 of the Participation Agreement is hereby deleted in its entirety and replaced with the following definition:

“Required Wells” means those three wells in which AED is required to participate pursuant to this Agreement and which will be spudded by 1 July, 2012 as provided herein.

b.	The last sentence of Section 3.1(a) of the Participation Agreement is hereby deleted in its entirety and replaced with the following sentence:

It is anticipated that each of the remaining two of the Required Wells will be spudded by 1 July, 2012.

c.	A new section 3.1(c) (iv) is hereby added to the Participation Agreement as follows:

(iv)           Range is hereby authorized to withhold the first ONE HUNDRED THOUSAND DOLLARS ($100,000) from AED’s share of the proceeds from the production of the First Required Well for the payment of the Option Fee as set forth in that certain Option Agreement by and between Range and AED dated June 14, 2011, as amended (the “Option Fee”).  Range’s authorization to withhold proceeds from AED’s share of the production from the First Required Well shall terminate upon the full payment of the Option Fee.  The authorization to withhold proceeds from AED’s share of the First Required Well pursuant to this Section 3.1(c)(iv) shall be in addition to any other payment required to be made by AED in this Agreement.

d.	Section 3(d) of the Participation Agreement is hereby deleted in its entirety and replaced with the following provisions:

(d) The following procedures relate to the development of the Second and Third Required Wells:

i.
Until the Second Required Well has been spudded, commencing on February 1, 2012, on the first day of each succeeding calendar month, AED shall pay to Range ONE HUNDRED THOUSAND DOLLARS ($100,000) as an advance on other payments required to be made by AED to Range pursuant to this Section 3.1(d) (the “Advance Payments”).  The sum of the Advance Payments paid by AED to Range pursuant to this Section 3.1(d)(i) are referred to herein collectively as the “Drilling Advance”.  The Drilling Advance shall be used to offset any amounts which would otherwise be due and payable to Range under this Section 3.1(d).

ii.
No less than thirty (30) days nor more than sixty (60) days prior to the planned spudding of the remaining two Required Wells within the Participation Area, Range shall deliver to AED an AFE containing the information referenced in Section 3.1(b) above for such Required Wells and in form similar to the draft AFE attached hereto as Exhibit C.

iii.
Within ten (10) Business Days after AED’s receipt of an AFE for the Second Required Well, AED shall pay to Range the First AFE and the Second AFE Payment for such Second Required Well.  Upon spudding of the Second Required Well, AED shall pay Range the First AFE Payment for the Third Required Well (i.e., fifty percent (50%) of AED’s seventy percent (70%) share of the estimated AFE Dry Hole Amount for the Third Required Well).

iv.
Within ten (10) Business Days after AED’s receipt of an AFE for the Second or Third Required Well, as applicable, AED shall pay Range the Second AFE Payment for such Well (i.e., the balance of its seventy percent (70%) share of the AFE Dry Hole Amount and the Prospect Fee for such Well).  Within 5 days after reaching total depth of the Second or Third Required Well is complete, as applicable, AED will make the Final AFE Payment for such Well to Range.

v.
Thereafter, AED shall promptly pay any Additional Development Costs in connection with the drilling, completing and equipping of each of the remaining Required Wells as such costs may be billed by Range.

vi.
If AED’s share of the actual costs incurred for drilling, completing and equipping either of the remaining Required Wells is less than the payments theretofore made by AED for such Well, Range shall refund any such overpayment to AED.

e.	A new section 3.1 (g) is hereby added to the Participation Agreement as follows:

(g) Subject to Section 3.4, below, in addition to any other remedies set forth herein, it is understood and agreed by the Parties that in the event AED breaches its obligation to participate in the development of any of the Required Wells, each and every Drilling Advance, First AFE Payment, Second AFE Payment, and Final AFE Payment previously paid to Range by AED in connection with a Required Well shall be non-refundable.

f.	Section 3.2 is hereby deleted in its entirety and replaced with the following provisions:

(a)  Assignment of Well Interests in the First Required Well.  Within three (3) business days following Range’s receipt of the both the First and Second AFE Payment for the First Required Well, Range will assign to AED fifteen and five eighths percent (15.625%) of Range’s interest in the First Required Well (the “Initial First Required Well Assignment”) by executing a Bill of Sale and Assignment in form substantially similar to the document attached hereto as Exhibit E.  At such time as the Second Required Well is spudded; and, provided that Range has received from AED the First AFE Payment and the Second AFE Payment for the Second Required Well; Range shall assign to AED an interest in the First Required Well equal to twenty eight and one eighth percent (28.125%) of Range’s original interest in the First Required Well (the “Final First Required Well Assignment”) such that following the Initial First Required Well Assignment and the Final First Required Well Assignment, Range shall have assigned to AED forty-three and seventy-five hundredths percent (43.75%) of its original interest in the First Required Well.  In the event that AED fails to perform any one of its obligations pursuant to Section 3.1 of this Agreement, upon request from Range, AED shall promptly re-convey to Range any interests it received pursuant to the Final First Required Well Assignment.

(b)  Assignment of Well Interests in the Second and Third Required Wells. Within three (3) business days following Range’s receipt of the both the First and Second AFE Payment for each of the Second and Third Required Well, Range will assign to AED forty three and seventy-five hundredths percent (43.75%) of Range’s interest in that Required Well by executing a Bill of Sale and Assignment in form substantially similar to the document attached hereto as Exhibit E.

g.	Section 3.4 is hereby deleted in its entirety and replaced with the following provision:

Undrilled Wells.  If a Well is proposed for which AED has advanced funds to Range, and that well is not drilled or is drilled but not completed and/or equipped, Range will return any unused funds to AED within twenty (20) Business Days following notice from Range that the proposed well will not be drilled or will be abandoned; provided that, in the case of a Required Well, the decision to not drill or abandon the well is unrelated to AED’s failure to perform any of its obligations hereunder, including without limitation, the obligation to make any payment to Range as required by this Agreement.

h.	Section 8.4 is hereby deleted in its entirety and replaced with the following provision:

Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto, and then such waiver or consent shall be effective only in the specific and for the specific purpose for which given

i.	Section 8.5 shall be deleted in its entirety and replaced with the following provision:

8.5 [Reserved]

3. Remaining Provisions Unchanged.  The Participation Agreement, as amended by this Amendment, is and shall remain in full force and effect.  Except as amended hereby, the provisions of the Participation Agreement are unchanged.

4. Counterparts. This Amendment may be executed in one or more counterparts, which when executed shall constitute but one and the same instrument.

5. Authority to Execute.  The person executing this Amendment on behalf of each of the Parties warrants and represents that such person is duly authorized and empowered to execute this Agreement on behalf of such Party.

6. Severability.  This Amendment and the Participation Agreement is intended to be performed in accordance with and only to the extent permitted by all legal requirements.  If any provision of this Amendment or the Participation Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the Parties as contained herein, the remainder of the Participation Agreement, as amended, and the application of such provision to other persons and circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

[End of Text; Signature Pages Follow]

IN WITNESS WHEREOF the parties hereby execute and deliver this Amendment effective as of the Effective Date.

RANGE MICHIGAN LLC By its Manager: Range Exploration Partners LLC

By:	/s/ Frode Aschim
Frode Aschim
Its:	Manager

IN WITNESS WHEREOF the parties hereby execute and deliver this Amendment effective as of the Effective Date.

AED American Energy Development Corp.

By:	/s/ Herold Ribsskog
Herold Ribsskog
Its:	Chief Executive Officer